L.L. Bradford
Certified Public Accountants & Consultants

March 10, 2015

U.S. Securities and Exchange Commission
100 F Street NE
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of the current report on Form 8-K dated March 10, 2015 of MineralRite Corporation and are in agreement with the statements in the paragraphs within that Item as they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

L.L. Bradford & Company, LLC

/s/ L.L. Bradford & Company, LLC
Leawood, Kansas